EXHIBIT 15

Accountants’ Acknowledgment

Linens ’n Things, Inc.
Clifton, New Jersey

Board of Directors:

Re:   Registration Statements Numbers 333-89250 and 333-90668 on Form S-3 and 333-71903, 333-55803,
333-42874, 333-62982 and 333-62984 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 16, 2002 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP

New York, New York
November 12, 2002